EXHIBIT 99.1

February 22, 2010

Left Behind Games Inc. – Clarity regarding today’s 8-K Filing

Dear Shareholders,

If you had not heard, our former auditor had his license to practice as a public company auditor suspended by the PCAOB (Public Company Accounting Oversight Board). As you can imagine, we were quite disappointed to hear this. Mr. Crane is known as a former lead auditor for Ernst & Young. It is important to understand his license to practice was suspended mainly because of his inability to schedule a meeting after numerous attempts.

As we thought about the problem and our circumstance, and the reality that our company has been growing significantly in the past year, we began a quest to evaluate new auditors by reviewing the inspection reports of numerous auditors registered with the PCAOB; these are available for anyone to read online. We evaluated five different firms, and as I stated recently, we chose MaloneBailey LLP. This selection was made primarily for two reasons: 1) they are a significantly larger firm and more capable of helping us to file in a more timely manner; and 2) by their size with more than 150 registrants as clients, they meet annually with the PCAOB. This is a significant benefit to our shareholders because these annual meetings result in their ability to make interpretations regarding our financials which are likely to mirror SEC and PCAOB interpretations. Accordingly, our financials will be audited with the highest possible standards we can afford.

In the process of preparing our current quarterly filing, we uncovered errors in how things were accounted for in previous periods. These errors were based upon MaloneBailey’s interpretation of events which were interpreted differently by our former auditor. And this is the case for each of the quarters we intend to restate.

The good news is that after MaloneBailey’s review, we are pleased to report a profit for our 12/31/2010 quarter, based upon operations, for the first time in the company’s history. For more information, you can view our 12/31/2010 quarterly report, which we expect to file later today.

With greatest respect and appreciation for our shareholders,

Troy Lyndon

Chairman & CEO

Left Behind Games Inc.